Exhibit 99.2
PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

June 30
2006
(unaudited)

Assets

Current Assets
Cash and cash equivalents	$1,710
Accounts receivable, net	711,598
Inventories	142,789
Prepaid expenses and other	7,088

Total Current Assets	863,185

Net Property and Equipment	79,917

Other Assets	115

$943,217

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

June 30,
2006
(unaudited)

Liabilities and Stockholder’s Equity

Current Liabilities
Line of credit	$400,000
Current maturities of long-term debt	10,172
Accounts payable	338,536
Accrued expenses	73,575
Customer advances	367

Total Current Liabilities	822,650

Long-Term Debt, less current maturities	35,591

Total Liabilities	858,241

Stockholder’s Equity
Common stock, no par value; 10,000 shares authorized; 10,000 issued and outstanding	10,000
Accumulated earnings	74,976

Total Stockholder’s Equity	84,976

$943,217

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Six Months ended, June 30	2006	2005

Revenue	$1,883,830	$1,747,569

Expense
Cost of Sales	1,169,365	1,118,120
Selling, general and administrative	520,263	359,533

	1,689,628	1,477,653

Operating income	194,202	269,916

Other Expense
Interest expense	2,491	2,483

Net Income	$191,711	$267,433

See accompanying notes to condensed consolidated financial statements

PARKE P.A.N.D.A. CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six Months ended June 30	2006	2005

Cash Flow from Operating Activities

Net income	$191,711	$267,433

Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	11,984	8,102
Changes in assets and liabilities
Accounts receivable	(382,282)	(666,904)
Inventories	16,007	9,096
Costs and estimated profits in excess of billings on uncompleted contracts	—	(81,380)
Prepaid expenses and other current assets	(7,088)	(186)
Accounts payable	103,181	259,067
Accrued expenses	16,877	57,251
Customer advances	367	—

Net cash used in operating activities	(49,243)	(147,521)

Cash Flows Used In Investing Activities
Purchase of property and equipment	(2,476)	(32,115)

Cash Flows (Used in) Provided by Financing Activities
Borrowings on line of credit, net of repayments	400,000	200,989
Payment on loans from stockholders	—	(15,000)
Payment on long-term debt	(2,983)	(4,871)
Stockholder distribution	(496,000)	—

Net cash (used in) provided by financing activities	(98,983)	181,118

Net (Decrease) Increase in Cash and Cash Equivalents	(150,702)	1,482

Cash and Cash Equivalents, at beginning of period	152,412	5,579

Cash and Cash Equivalents, at end of period	$1,710	$7,061

Supplemental Disclosure of Cash Flow Information
Cash paid during the periods for interest	$1,637	$2,483
Non-cash investing activity:
Financed capital purchase	$35,012	$—
See accompanying notes to condensed consolidated financial statements

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 1 – Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2006. For further information, refer to the Company’s annual December 31, 2005 and 2004 financial statements and footnotes included as exhibit 99.1 in this Form 8-K/A.
Note 2 – Inventories
     Inventories consisted of the following:

June 30,
2006
Raw materials	$142,789

Work in process	—

Finished goods	—

$142,789

Note 3 – Customer Concentration
One customer accounted for 15% of Company’s revenue during the six month period ended June 30, 2006. Accounts receivable from this customer at June 30, 2006 totaled approximately $245,000. Two customers accounted for 21% and 11% of the Company’s revenue during the six month period ended June 30, 2005, respectively. Accounts receivable from these customers at June 30, 2005 were approximately $259,000 and $50,000, respectively.
Note 4 – Line of Credit
The Company has a line of credit with a bank that provides for borrowings of the lesser of $400,000, or 80% of the aggregate of eligible accounts receivable. The line of credit accrues interest on outstanding balances at the lender’s prime rate (8.25% as of June 30, 2006) plus 1.09% and matures on July 25, 2006. Borrowings under this line of credit are secured by substantially all of the Company’s assets and are guaranteed by the Company’s stockholder. There were borrowings of $400,000 and $239,635 under the line of credit at June 30, 2006 and 2005, respectively.

Note 5 – Related Party Transactions
The Company leases office space in Glendora, California from an entity owned by the Company’s stockholder. The lease expires on January 1, 2007. Total rent expense for this office space was $20,500 and $13,200 for the six months ended June 30, 2006 and 2005, respectively.
During the six months ended June 30, 2006, the Company recognized revenue of $30,895 for the sale of products and services to a company which is majority owned by the Company’s stockholder. There were no accounts receivable from this customer as of June 30, 2006.
Note 6 – Subsequent Event
Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 30, 2006, by and among Electric City Corp., (“Electric City”) MPG Acquisition Corporation, a wholly-owned subsidiary of Electric City (“Merger Subsidiary”), and Parke P.A.N.D.A. Corporation (“Parke”), Electric City acquired Parke pursuant to the merger of Parke with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation under the name Parke Industries, LLC.
The merger consideration consisted of $2,720,000 in cash and 5,000,000 shares of Electric City common stock. As a result of the merger, Merger Subsidiary became responsible for the liabilities of Parke. The acquisition will be recorded using the purchase method of accounting.